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                     August 25, 2023

       Trevor Newton
       Chief Executive Officer
       PATRIOT GOLD CORP
       401 Ryland St. Suite 180
       Reno, Nevada, 89502

                                                        Re: PATRIOT GOLD CORP
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 21,
2023
                                                            File No. 000-32919

       Dear Trevor Newton:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Kathy Rasler